EXHIBIT 99.1
1259 NW 21st Street Pompano Beach, FL 33069

NEWS

FOR MORE INFORMATION:
August 8, 2012	954-917-4114
HOWARD L. EHLER, JR.
CHIEF OPERATING OFFICER

IMPERIAL ANNOUNCES SECOND QUARTER
AND SIX MONTHS 2012 RESULTS

Pompano Beach, FL………Imperial Industries, Inc. (OTC: “IPII”) announced today the results of operations for the second quarter and six months ended June 30, 2012.

Net sales for the second quarter ended June 30, 2012 were $2,085,000, compared to $2,170,000 for the same period in 2011, a decrease of 3.9%. For the second quarter ended June 30, 2012, the Company had a loss from continuing operations of $306,000, or $.12 per diluted share, compared to a loss from continuing operations of $204,000, or $.08 per diluted share, for the same period in 2011. The Company generated a net loss, including discontinued operations, for the second quarter ended June 30, 2012 of $306,000, or $.12 per diluted share, compared to a net loss, including discontinued operations, of $270,000, or $.11 per diluted share, for the same period in 2011. Discontinued operations related to the closure of the Company’s distribution facilities during 2009 and 2008 accounted for losses of $66,000, or $.03 per diluted share in the second quarter of 2011.

Net sales for the six months ended June 30, 2012 were $3,965,000, compared to $3,942,000 for the same period in 2011, an increase of .6%. For the six months ended June 30, 2012, the Company had a loss from continuing operations of $734,000, or $.29 per diluted share, compared to a loss from continuing operations of $412,000, or $.16 per diluted share, for the same period in 2011. In the first six months of 2011, the loss from continuing operations included a gain of $325,000 on the settlement of certain litigation. Discontinued operations accounted for income of $2,000, or $.00 per diluted share for the first six months of 2012, compared to a loss of $177,000, or $.07 per diluted share in the prior year period. The Company incurred a net loss of $732,000, or $.29 per diluted share, for the first six months of 2012, compared to a net loss of $589,000, or $.23 per diluted share, for the comparable period in 2011.

Net sales for the second quarter ended June 30, 2012 were lower than the prior year period primarily due to reduced sales in our markets outside the State of Florida and an unusually large amount of rain in June, which we believe resulted in a reduction of product shipments during the month compared to historical periods. The reduced levels of sales associated with lower levels of construction activity continued to have an adverse effect on operating results for the respective periods.

As previously announced, the Company entered into a Merger Agreement with Q.E.P. Co., Inc. (“QEP”) providing for the merger of a wholly-owned subsidiary of QEP into the Company, whereby the Company would become a wholly-owned subsidiary of QEP.

Page 2 of News Release dated August 8, 2012

In connection with the Merger Agreement, the Company obtained a $500,000 line of credit from QEP to meet among other things, the Company’s interim working capital needs. It is anticipated that amounts due under the line of credit will be repayable in December 2012. Based on current operating trends, the Company does not believe that its revenues generated from operations will be sufficient to enable it to repay the line of credit when due and meet its working capital needs thereafter. There can also be no assurance given that the Company will be able to raise additional capital to repay the amounts due under the line of credit and have funds available to meet its working capital needs for any significant period thereafter.

 For more information, please refer to the Company’s Form 10-Q for the quarter ended June 30, 2012 which is being filed with the Securities and Exchange Commission on August 8, 2012 and which will be available on the Company’s website www.imperialindustries.com shortly. The content of the Company’s website is not, nor should it be deemed to be, incorporated by reference into any reports that we file with the SEC.

Imperial Industries, Inc., through its subsidiary, Premix-Marbletite Manufacturing Co., is engaged in the manufacture and distribution of pool, stucco, plaster and roofing products to building materials dealers, contractors and others, primarily in the State of Florida and to a lesser extent, the rest of the Southeastern United States and the Caribbean, with facilities in the State of Florida. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, the consummation of the merger and the timing thereof, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, the Company’s ability to obtain stockholder approval of the merger, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.”  The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

Page 3 of News Release dated August 8, 2012

IMPERIAL INDUSTRIES, INC.
Financial Highlights
(Unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net Sales	$3,965,000	$3,942,000	$2,085,000	$2,170,000

Loss from continuing operations, net of taxes (1)	$(734,000)	$(412,000)	$(306,000)	$(204,000)
Income (loss) from discontinued operations, net of taxes	2,000	(177,000)	-	(66,000)

Net loss	$(732,000)	$(589,000)	$(306,000)	$(270,000)

Earnings (loss) per Common Share:

Loss from continuing operations - basic and diluted	$(0.29)	$(0.16)	$(0.12)	$(0.08)
Income (loss) from discontinued operations - basic and diluted	-	(0.07)	-	(0.03)
Net loss per share - basic and diluted	$(0.29)	$(0.23)	$(0.12)	$(0.11)

Weighted average shares outstanding -
basic and diluted	2,566,210	2,558,335	2,566,210	2,558,335

Notes to Financial Highlights

(1) For the six months ended June 30, 2011, loss from continuing operations includes a $325,000 gain on the settlement of certain litigation.